PANGLOBAL BRANDS INC.

For:	Panglobal Brands Inc.

Contact:
Stephen Soller, Chief Executive Officer
(323) 266-6500

Charles Lesser, Chief Financial Officer
(323) 266-6500

PANGLOBAL BRANDS ACQUIRES SCRAPBOOK BRAND

Los Angeles, California – June 4, 2008 – Panglobal Brands Inc. (OTCBB: PNGB) announces that it has signed a binding Term Sheet to acquire the Scrapbook brand label from Femme Knits, Inc. as well as selective other assets, including customer lists and current sales orders. Femme Knits Inc. was started in 1998 by Kelly Kaneda and the Scrapbook label was established in 2002. The Scrapbook label is aimed at the young contemporary market and is known for its mix and match prints and comfortable knit fabrics. Scrapbook products can be found at better department stores and boutiques, and major customers include Nordstrom’s, Dillard’s, Macy’s, Anthropologie, Top Shop (in London, UK), Delia’s, Forever 21 and Hot Topic.

Femme Knits, Inc. has achieved sales of over $56 million cumulative in the past three years with sales of $22.0 million in 2007. Panglobal Brands, Inc. will be employing Kelly Kaneda to be the new president of the Scrapbook division of Panglobal Brands, Inc. as well as many of the key design and production staff associated with the brand.

“We are excited to have Kelly and his team joining us, and believe that Scrapbook has an excellent brand name and reputation in the young contempory market. With the addition of Scrapbook, we now will have brand diversification which will provide us with huge opportunities to design and sell into multiple distribution channels. We will continue to look for excellent apparel brand opportunities like Scrapbook which add to our stable of brands and bring exceptional design talent to Panglobal Brands, Inc. as well as adding to our credibility in the eyes of our key major customers,” said Stephen Soller, Chief Executive Officer of Panglobal Brands, Inc.

          About Panglobal Brands Inc.

Panglobal Brands, Inc. is committed to building a diverse stable of apparel brands, capitalizing on opportunities to participate in the hottest fashion trends as they happen. Our business strategy is to create a balance with dynamic branded products and the traditionally more stable private label apparel business by selling branded products through specialty retailers and by running a private label division catering to department store chains. Our current brands include: Mynk, a high-end, high-fashion denim brand selling at specialty retailers and Saks 5th Avenue; Nela, an upscale contemporary print dress label; Tea & Honey, a casual ladies wear collection that will unveiled later this year; and, So Sik, which represents affordable fashions for the burgeoning junior market.

This strategy plus a management team with significant apparel industry experience, enables Panglobal Brands to bring attractive product lines to market at competitive price points.

          Forward-Looking Statements

This news release contains “forward-looking statements.” Statements in this press release, which are not purely historical, are forward-looking statements and include statements concerning the Company’sbusiness outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and assumptions or expectations relating to any future events, conditions, performance or other matters. Such forward-looking statements include, among others, our intended purchase of Scrapbook, that we will be employing Kelly Kaneda to be the new president of our Scrapbook division as well as many of the key design and production staff associated with the bran; that having two brands in the junior market, provides huge opportunities to design and sell into multiple distribution channels within the junior market; that we will continue to look for excellent apparel brand opportunities which add to our stable of brands and bring exceptional design talent; that Tea & Honey, a casual ladies wear collection will be unveiled later this year; that we are building a diverse stable of apparel brands, capitalizing on opportunities to participate in the hottest fashion trends as they happen; and that we can create a balance with dynamic branded products and the traditionally more stable private label apparel business through specialty retailers and by running a private label division catering to department store chains.

Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic condition. We may not be able to offer fashion that sells to intended customers; we may not be able to come to final agreement on intended purchases of Scrapbook or other businesses; we may not be able to access sufficient capital to carry out our business plan; we may not be able to grow into into intended areas of apparel; we may not be able to attract and retain key employees; and our industry is extremely competitive and can change at any time. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission available at www.sec.gov.